Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 14, 2019, relating to the consolidated financial statements of New Relic, Inc., and the effectiveness of New Relic Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of New Relic, Inc. for the year ended March 31, 2019.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
May 14, 2019